Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

KH FUNDING COMPANY, a Maryland corporation,
as obligor

Series 3 Senior Secured Investment Debt Securities

$220,000,000.00

and

Series 4 Subordinated Unsecured Investment Debt Securities

$30,000,000.00

WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to WELLS FARGO BANK MINNESOTA,  NATIONAL ASSOCIATION), a national banking association, as trustee

Dated as of March 26, 2010

Supplementing the Indenture
Dated as of August 2, 2004
as supplemented and amended by a
First Supplemental Indenture
Dated as of July 1, 2005
and
an Amended and Restated Second Supplemental Indenture
Dated as of January 17, 2008

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of March 26, 2010, by and between KH FUNDING COMPANY, a Maryland corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION (as successor by merger to WELLS FARGO BANK MINNESOTA, NATIONAL ASSOCIATION), a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company and the Trustee entered into the Indenture, dated as of August 2, 2004, as amended and supplemented (the “Indenture”), relating to the Company’s Series 3 Senior Secured Investment Debt Securities (the “Series 3 Debt”) and Series 4 Subordinated Unsecured Investment Debt Securities (the “Series 4 Debt” together with the Series 3 Debt, the “Securities”); and

WHEREAS, the Company and Trustee desire to amend the Indenture to allow for the appointment of more than one trustee with respect to the Securities, subject to certain limitations stated herein.

NOW THEREFORE, in consideration of the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Securities as follows:

ARTICLE I

AMENDMENTS TO THE INDENTURE

Section 1.01.    Amendment to Section 6.10.  The second paragraph of Section 6.10 shall be amended to read as follows:

First: to all Trustees hereunder, their respective agents and attorneys for amounts due under Section 7.7, including payment of all compensation, expenses and liabilities incurred, and all advances made, if any, by such Trustees, and the costs and expenses of collection;

Section 1.02.    Amendment to Section 7.8 of the Indenture.  Section 7.8 of the Indenture is hereby deleted in its entirety and replaced with the following:

Section 7.8.  Replacement of Trustee.

A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.8.

The Trustee may resign and be discharged at any time with respect to the Securities of one or more series by so notifying the Company in writing.  The Holders of a majority in principal amount of the then outstanding Securities may remove the Trustee with respect to the Securities of one or more series by so notifying such Trustee and the Company in writing.  The Company may remove any Trustee if:

(1) the Trustee fails to comply with Section 7.10;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(3) a Custodian or public officer takes charge of the Trustee or its property;

(4) the Trustee becomes incapable of acting as Trustee under this Indenture; or

(5) the Company so elects, provided such replacement Trustee is qualified and reasonably acceptable.

If the Trustee resigns or is removed or if a vacancy exists in the office of the Trustee for any reason with respect to any series of Securities, the Company shall promptly appoint a successor Trustee or Trustees with respect to such series of Securities (it being understood that at any time there shall be only one Trustee with respect to the Securities of any particular series).  Within one year after the successor Trustee with respect to the Securities of any series takes office, the Holders of a majority in principal amount of the Securities of such series then outstanding may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

If a successor Trustee with respect to the Securities of any series does not take office within 30 days after the retiring or removed Trustee resigns or is removed, the retiring or removed Trustee, the Company or the Holders of at least 10% in principal amount of the then outstanding Securities of such series may, at the expense of the Company, petition any court of competent jurisdiction for the appointment of a successor Trustee with respect to the Securities of such series.

If the Trustee with respect to the Securities of a series fails to comply with Section 7.10, any Holder of Securities of such series may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee with respect to the Securities of such series.

In case of the appointment of a successor Trustee, such successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and the Company.  Thereupon the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the retiring Trustee under this Indenture with respect to the series of Securities as to which the appointment relates.  The successor Trustee shall mail a notice of its succession to Holders.  The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee, subject to the lien provided for in Section 7.7.

In case of the appointment of a successor Trustee with respect to the Securities of any series, the Company, the retiring Trustee and the successor Trustee shall execute and deliver an indenture supplemental hereto in which the successor Trustee shall accept such appointment and that (1) shall confer to the successor Trustee all the rights, powers and duties of the retiring Trustee with respect to the series of Securities to which the appointment of such successor Trustee relates, (2) if the retiring Trustee is not retiring with respect to all Securities, shall confirm that all of the rights, powers and duties of the retiring Trustee with respect to the series of Securities as to which the retiring Trustee is not retiring shall continue to be vested in the retiring Trustee, and (3) shall add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one Trustee.  Nothing herein or in such supplemental indenture shall constitute such Trustees co-trustees of the same trust, and each such Trustee shall be trustee of a trust or trusts hereunder separate and apart from any trust or trusts hereunder administered by any other such Trustee.  Upon the execution and delivery of such supplemental indenture, the resignation or removal of the retiring Trustee shall become effective to the extent provided therein and each such successor Trustee shall have all the rights, powers and duties of the retiring Trustee with respect to the series of Securities to which the appointment of such successor Trustee relates.  On request of the Company or any successor Trustee, such retiring Trustee shall transfer to such successor Trustee all property held by such retiring Trustee as Trustee with respect to the series of Securities to which the appointment of such successor Trustee relates.  Such retiring Trustee shall, however, have the right to deduct its unpaid fees and expenses, including attorneys’ fees.

Notwithstanding replacement of a Trustee or Trustees pursuant to this Section 7.8, the obligations of the Company under Section 7.7 shall continue for the benefit of the retiring Trustee or Trustees.

ARTICLE II

MISCELLANEOUS

Section 2.01.    Defined Terms.  Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Indenture.

Section 2.02.    Governing Law.  The internal law of the State of Maryland shall govern this Third Supplemental Indenture and the Securities, without regard to the conflict of laws provisions thereof.

Section 2.03.    Supplemental Indentures Part of Indenture.  Except as expressly amended or contemplated hereby, the Indenture, the First Supplemental Indenture dated as of July 1, 2005, and the Amended and Restated Supplemental Indenture dated as of January 17, 2008 are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  Upon the execution and delivery of this Third Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith.  This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 2.04.    Counterparts.  The parties may sign any number of copies of this Third Supplemental Indenture.  Each signed copy shall be an original, but all of them together shall represent the same agreement.  The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes.  Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date first written above.

KH FUNDING COMPANY

/s/ Robert L. Harris
Name:  Robert L. Harris
Title:    President and Chief Executive Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

/s/ James R. Lewis
Name:  James R. Lewis
Title:    Vice President

[Signature page to Third Supplemental Indenture]